UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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FIRST NATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 23, 2008

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of First National Corporation to be held on Tuesday, January 20, 2009 at 9:30 a.m. at Millwood Station, 252 Costello Drive, Winchester, Virginia.

At the Special Meeting, you will be asked to approve an amendment and restatement of our Articles of Incorporation to authorize the issuance of preferred stock. The primary purpose of authorizing preferred stock is to allow us to participate in the Capital Purchase Program established by the United States Treasury pursuant to the Emergency Economic Stabilization Act of 2008. Under the Capital Purchase Program, the Treasury will purchase up to $250 billion of senior preferred stock from qualifying financial institutions on terms that would provide those institutions with an affordable means of raising capital in the current market environment. First National Corporation is evaluating the Program and has applied for an investment of approximately $4.7 million to $13.9 million by the Treasury. Our ability to participate in the Capital Purchase Program is pending Treasury approval. Because our Articles of Incorporation currently do not authorize us to issue preferred stock, we must amend our Articles of Incorporation in order to participate in the program. The Treasury has given institutions a very short period of time to obtain the required authorization to issue preferred stock under the Program, therefore we must act now to amend our Articles of Incorporation.

If we do not receive shareholder approval, and therefore cannot amend and restate our Articles of Incorporation to authorize the issuance of preferred stock, we will not be able to participate in the Capital Purchase Program. Our ability to participate in the Program could be advantageous to us by providing access to low-cost capital. The Treasury’s investment would enhance our already strong capital position. We intend to use the proceeds from the issuance of preferred stock for general corporate purposes, including funding continued lending operations, absorbing potential loan losses and for the expansion and growth of First National Corporation. Please keep in mind that, principally, only healthy institutions are expected to qualify for the Capital Purchase Program.

For these reasons, whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted. Enclosed with this letter is a formal notice of the Special Meeting, a Proxy Statement and a form of proxy. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

Sincerely,

Harry S. Smith

President and Chief Executive Officer

FIRST NATIONAL CORPORATION

112 West King Street

Strasburg, Virginia 22657

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A Special Meeting of Shareholders (the “Special Meeting”) of First National Corporation (the “Company”) will be held on Tuesday, January 20, 2009 at 9:30 a.m. at Millwood Station, 252 Costello Drive, Winchester, Virginia, for the following purposes:

1.	To act on a proposed amendment and restatement of our Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock;

2.	To act on a proposal to adjourn the special meeting to allow time for further solicitation of proxies, in the event there are insufficient votes represented in person or by proxy at the special meeting to approve the amendment proposal;

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of shares of Common Stock of record at the close of business on November 12, 2008, the record date fixed by our Board of Directors, are entitled to notice of, and to vote at, the Special Meeting.

By Order of the Board of Directors

Byron A. Brill Vice Chairman and Secretary

December 23, 2008

IMPORTANT NOTICE:

Please complete, sign, date, and return the enclosed proxy in the accompanying postage paid envelope whether or not you plan to attend the Special Meeting. Shareholders attending the meeting may withdraw their proxy and vote their shares on all matters that are considered.

FIRST NATIONAL CORPORATION

112 West King Street

Strasburg, Virginia 22657

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

January 20, 2009

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of First National Corporation (the “Company”, “we”, “us” or “our”) to be used at a Special Meeting of Shareholders (the “Special Meeting”) to be held on Tuesday, January 20, 2009 at 9:30 a.m. at Millwood Station, 252 Costello Drive, Winchester, Virginia and any duly reconvened meeting after adjournment thereof.

GENERAL INFORMATION

Revocation and Voting of Proxies

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to our Secretary, by executing a proxy dated as of a later date or by voting in person at the Special Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about December 23, 2008 to all shareholders entitled to vote at the Special Meeting.

Voting Rights of Shareholders

On November 12, 2008, the record date for determining those shareholders entitled to notice of and to vote at the Special Meeting, there were 2,922,860 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Special Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Special Meeting. Only shareholders of record at the close of business on November 12, 2008 are entitled to notice and to vote at the Special Meeting or any adjournment thereof.

Under certain circumstances, including the matters presented in this Proxy Statement, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Abstentions and broker non-votes will have the effect of a vote AGAINST Proposal One to amend and restate the Articles of Incorporation to authorize the issuance of preferred stock. Abstentions and broker non-votes will have no effect on the outcome of Proposal Two to adjourn the Special Meeting.

If you hold your shares in a bank or brokerage account, you will receive instructions from your bank or broker that you must follow for your shares to be voted. Please follow those instructions carefully to assure that your shares are voted in accordance with your wishes on the matters presented in this Proxy Statement.

Solicitation of Proxies

The cost of soliciting proxies for the Special Meeting will be borne by us. We do not intend to solicit proxies otherwise than by use of the mails, but certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

PROPOSAL ONE

AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION

TO AUTHORIZE 1,000,000 SHARES OF PREFERRED STOCK

The Proposed Amendment

Our Board of Directors has adopted an amendment and restatement of our Articles of Incorporation to authorize 1,000,000 shares of preferred stock, par value $1.25 per share (the “Preferred Stock”). The Board of Directors has elected to restate the Articles of Incorporation because the amendment affects multiple provisions of the Articles of Incorporation, but each of those changes, which are set forth in Appendix A to this Proxy Statement, is being proposed for the purpose of authorizing the Preferred Stock or deleting an obsolete provision.

Our Articles of Incorporation currently authorize only the issuance of Common Stock. The amendment will vest in the Board of Directors the authority to issue the Preferred Stock in one or more series and, to the extent permitted by law, fix and determine the preferences, limitations and relative rights of the shares of any series so established. Provisions in a company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which our securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. Shareholders are being asked to approve the proposed amendment and restatement at the Special Meeting.

Reasons for the Amendment

The Board of Directors is considering participating in the Capital Purchase Program (the “Program”) recently established by the United States Department of Treasury (the “Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008. Under the Program, the Treasury will purchase up to $250 billion of senior preferred stock from qualifying financial institutions and will receive warrants to purchase, upon net settlement, additional preferred stock of such institutions. The Program is intended to assist in easing the credit crunch and kick-starting the economy by facilitating capital growth in healthier financial institutions in the United States. Nine of the country’s largest financial institutions have already signaled the importance of the Program to our financial system by swiftly agreeing to collectively sell $125 billion of senior preferred stock to the Treasury. The Treasury will purchase the remaining $125 billion of senior preferred stock from small, medium and large sized banks across the nation. As described in greater detail below, the Program provides us and other participating institutions with a reasonable and affordable option to raise additional core or Tier 1 capital. With an initial dividend rate on the senior preferred stock of only 5%, the Board of Directors believes that participating in the Program may provide relatively inexpensive capital that would allow us to continue to explore avenues to enhance shareholder value and facilitate continued growth. As of the date of this Proxy Statement, we have applied to participate in the Program, and our application is pending approval by the Treasury. If we participate in the Program, we intend to use the proceeds of the issuance of the Preferred Stock for general corporate purposes, which may include deploying such proceeds to strengthen the capital position of our subsidiary bank.

To participate in the Program, however, we must be authorized to issue the Preferred Stock. If the proposal to amend and restate our Articles of Incorporation to authorize the Preferred Stock is not approved by the shareholders, we will be unable to participate in the Program. In addition, even if we are authorized to issue Preferred Stock and desire to participate in the Program, the Treasury is not obligated to accept our application to participate in the Program. Therefore, any estimate in this Proxy Statement of proceeds from a sale of securities to the Treasury is not guaranteed. We do not expect, however, that there will be any material effects on our liquidity, capital resources or results of operations if we do not participate in the Program.

The Board of Directors also believes that the authorization of the Preferred Stock is advisable and in the best interests of the Company and its shareholders for several other reasons. As described below, we would issue between 4,935 and 14,595 shares of Preferred Stock, assuming the immediate exercise of the warrants, to the Treasury under the Capital Purchase Program, leaving at least 985,405 shares of Preferred Stock authorized for issuance at a later date. The Board of Directors would be permitted to issue such stock without shareholder approval and, thereby, provide us with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. The Board of Directors evaluates such opportunities and considers different capital structuring alternatives designed to advance our business strategy. Having the authority to issue the Preferred Stock will enable us to develop equity securities tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders to authorize such additional capital. The Board of Directors believes that such enhanced ability to respond to opportunities and favorable market conditions before the opportunities or conditions pass is in the best interests of the Company and its shareholders.

Terms of the Capital Purchase Program

As mentioned above, we are currently evaluating participating in the Program. In the event that we participate, it is anticipated that we would issue cumulative perpetual preferred stock, with a liquidation preference of $1,000 per share (the “Senior Preferred”). Under the Program, eligible institutions can generally apply to issue Senior Preferred to the Treasury in aggregate amounts between 1% and 3% of the institution’s risk-weighted assets. In our case, this permitted us to apply for an investment by the Treasury between approximately $4.7 million and $13.9 million. If the shareholders approve the proposal to amend and restate the Articles of Incorporation and we choose and are permitted to participate in the Program, we would issue between 4,700 and 13,900 shares of Senior Preferred and warrants to purchase an additional 235 to 695 shares to the Treasury, with the terms summarized below. For more information regarding the Program and the terms of the Senior Preferred and the warrants, please see the Treasury’s website at http://www.treas.gov/initiatives/eesa/.

Ranking. The Senior Preferred would rank senior to Common Stock and at an equal level in the capital structure with any other preferred shares other than preferred shares which by their terms rank junior to any other preferred shares.

Dividends. The Senior Preferred would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of original investment and thereafter at a rate of 9% per annum. Dividends would be payable quarterly in arrears on the fifteenth day of February, May, August and November of each year.

Conversion Rights. The Senior Preferred would not be convertible into shares of any other class or series of our stock.

Redemption. The Senior Preferred may not be redeemed prior to the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to us of not less than 25% of the issue price of the Senior Preferred. A “Qualified Equity Offering” is the sale for cash, following the date of issuance of the Senior Preferred, of Common Stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. On any date after the third anniversary of the date of issuance the Senior Preferred may be redeemed, in whole or in part, at our option, from any source of funds. Any such redemption would be at a cash redemption price of $1,000 per share of Senior Preferred, plus any unpaid dividends for all prior dividend periods for that share, plus a pro rata portion of the dividend for the then-current dividend period to the redemption date. Holders of the Senior Preferred will have no right to require the redemption or repurchase of the Senior Preferred.

Voting Rights. The Senior Preferred would be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of the Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect two directors. Our Bylaws currently provide that the Board of Directors shall consist of eleven Directors. Thus, if we do not pay dividends on the Senior Preferred for six dividend periods, we will have to amend our Bylaws to expand our Board of Directors to accommodate the Treasury’s appointments to it. The right to elect directors will end when full dividends have been paid for all prior dividend periods.

Transferability. The Senior Preferred would not be subject to any contractual restrictions on transferability or the restrictions of any shareholders’ agreement or similar arrangement that may be in effect among us and our shareholders at the time of the Senior Preferred Investment or thereafter. We would be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable after issuing the Senior Preferred to the Treasury. In addition, we would be required take all steps as may be reasonable requested by the Treasury to facilitate the transfer of the Senior Preferred. The Treasury may transfer the Senior Preferred to third parties at any time.

Regulatory Capital Treatment. Any shares of Senior Preferred issued to the Treasury would constitute Tier 1 capital for bank regulatory purposes.

Executive Compensation. In addition, if we participate in the Program, we must adopt the Treasury’s standards for executive compensation for as long as the Treasury holds our securities, including:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	requiring clawbacks of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	not making any “golden parachute payment” (as defined in the Internal Revenue Code) to any of the Company’s senior executive officers; and

•	agreeing not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each senior executive.

We have reviewed our compensatory plans and contracts and are not required to modify or amend such plans to comply with the applicable limits on executive compensation to comply with the terms of the investment. The plans and contracts do not exceed the tax rules governing payments in connection with a change of control or severance pay in cases of an involuntary termination or resignation.

Related Party Transactions. For as long as the Treasury holds any of our equity securities, we would be prohibited from entering into transactions with related persons (within the meaning of Item 404 of Regulation S-K) unless (i) such transactions are on terms no less favorable to us than could be obtained from an unaffiliated third party and (ii) have been approved by our audit committee or comparable body of independent directors.

Warrants. Institutions participating in the Program must also grant warrants to the Treasury to purchase, upon net settlement, a number of net shares of our Preferred Stock having an aggregate liquidation preference equal to 5% of the aggregate amount of the Senior Preferred Investment (the “Warrant Preferred”). The initial exercise price for the warrants would be $1.25 per share, the par value per share of the Warrant Preferred. The warrants would have a term of 10 years and would be immediately exercisable. The Treasury has indicated that it intends to immediately exercise the warrants. The warrants would not be subject to any contractual restrictions on transfer or the restrictions of any shareholders’ agreement or similar arrangement that may be in effect among us and our shareholders at the time of the Senior Preferred investment or thereafter. We would be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable covering the warrants and the Warrant Preferred underlying the warrants. In addition, we would be required take all steps as may be reasonable requested by the Treasury to facilitate the transfer of the warrants or the Warrant Preferred. The Warrant Preferred would have the same rights, preferences, privileges, voting rights and other terms as the Senior Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all of the Senior Preferred has been redeemed.

Effects of the Amendment on the Rights of Holders of Common Stock and Company Obligated Manditorily Redeemable Capital Securities

The Capital Purchase Program

Based on the information available to us at this time, which consists of the Program term sheet provided by the Treasury, the following are the effects on holders of Common Stock and company obligated manditorily redeemable capital securities from the issuance of Senior Preferred to the Treasury under the Program:

Restrictions on Dividends. The following restrictions no longer apply if the Senior Preferred and Warrant Preferred are redeemed in whole or the Treasury has transferred all of the Senior Preferred and Warrant Preferred to third parties. For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on Common Stock, nor may we repurchase or redeem any Common Stock, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid. In addition, the consent of the Treasury would be required for any increase in the per share dividends on Common Stock until the third anniversary of the date of the Senior Preferred investment. After the third anniversary and prior to the tenth anniversary, the consent of the Treasury would be required for any increase in aggregate common dividends per share greater than 3% per annum, provided that no increase in dividends on Common Stock may be made as a result of any dividend paid in Common Stock, any stock split or similar transaction.

Repurchases. The Treasury’s consent would be required for any repurchases of equity securities or company obligated manditorily redeemable capital securities (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or Common Stock in connection with any benefit plan in the ordinary course of business consistent with past practice) until the tenth anniversary of the date of this investment unless prior to such tenth anniversary the Senior Preferred and the Warrant Preferred are redeemed in whole or the Treasury has transferred all of the Senior Preferred and the Warrant Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or Common Stock if prohibited as described under “Restrictions on Dividends” above.

Other Dividend and Repurchase Restrictions. From and after the tenth anniversary of the Senior Preferred Investment, we would be prohibited from paying dividends on Common Stock or repurchasing any equity securities or company obligated manditorily redeemable capital securities until all equity securities held by the Treasury are redeemed in whole or the Treasury has transferred all of such equity securities to third parties.

Voting rights. The Senior Preferred would be non-voting, except in certain circumstances described under “Terms of the Capital Purchase Program” above.

Future Issuance of Preferred Stock

We are unable to determine the effects of any other future issuance of a series of preferred stock on the rights of our shareholders until the Board of Directors determines the rights of the holders of such series. However, such effects might include: (i) restrictions on the payment of dividends to holders of our Common Stock; (ii) dilution of voting power to the extent that the holders of shares of preferred stock are given voting rights; (iii) dilution of the equity interests and voting power of holders of our Common Stock if the preferred stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of our Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock.

Potential Anti-Takeover Effects of the Amendment

At this time, the only issuance of preferred stock contemplated by the Board of Directors is to the Treasury pursuant to the Program, which is intended for capital raising purposes only. However, the amendment and restatement of the Articles of Incorporation as proposed could adversely affect the ability of third parties to take over or change the control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. Specifically, the ability of our Board of Directors to establish the rights of, and to cause us to issue, substantial amounts of preferred stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company.

Any future issuance of preferred stock, however, would require approval by the Board of Directors, who are each legally bound by fiduciary duty to act in accordance with his or her good faith business judgment of the best interests of the Company. The Board of Directors has no present intention of issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. As stated above, at this time, the only issuance of preferred stock contemplated by the Board of Directors is to the Treasury pursuant to the Program, which is intended for capital raising purposes only.

At present, our Articles of Incorporation and Bylaws contain the following provisions that may have an anti-takeover effect:

Special Voting Provisions. Our Articles of Incorporation currently provide that unless previously approved by a majority of directors, the following transactions with a beneficial owner, directly or indirectly, of five percent of our outstanding capital stock entitled to vote require approval by 80 percent of our outstanding capital stock entitled to vote:

•	Any merger or consolidation with or into any other corporation;

•	Any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of our capital stock pursuant to a vote of shareholders;

•	Any issuance of our shares that results in the acquisition of control of the Company by any person, firm or corporation or group of one or more thereof that previously did not control the Company;

•	Any sale, lease, exchange, mortgage, pledge or other transfer, in one transaction or a series of transactions, of all, or substantially all, of our assets to any other corporation, person or entity;

•	The adoption of a plan for our liquidation or dissolution proposed by any other corporation, person or entity;

•	Any proposal in the nature of a reclassification or reorganization that would increase the proportionate voting rights of any other corporation, person or entity; or

•	Any transaction similar to, or having similar effect as, any of the foregoing transactions.

If any of the foregoing transactions is with a corporation, person or entity that is not a beneficial owner, directly or indirectly, of more than five percent of our outstanding capital stock entitled to vote, the affirmative vote of two-thirds of our outstanding capital stock entitled to vote shall be required to approve the transaction.

No Cumulative Voting. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Advance Notice for Shareholder Proposals or Nominations at Meetings. Our Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the meeting. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor, and other specified matters regarding the shareholder giving the notice.

Required Vote

The affirmative vote of the holders of two-thirds of votes entitled to be cast at the Special Meeting is required for approval of the proposed amendment and restatement of our Articles of Incorporation. Accordingly, abstentions and broker non-votes will be considered as votes against this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION.

PROPOSAL TWO

ADJOURNMENT OF THE SPECIAL MEETING

General

If at the Special Meeting the number of shares of our Common Stock present or represented and voting in favor of Proposal One is insufficient to approve Proposal One, our management may move to adjourn the Special Meeting in order to enable our Board of Directors to continue to solicit additional proxies in favor of the Proposal One. In that event, you will be asked to vote only upon the adjournment proposal and not Proposal One.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of adjourning the Special Meeting and any later adjournments. If our shareholders approve the adjournment proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use additional time to solicit additional proxies in favor of Proposal One, including the solicitation of proxies from the shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the Proposal One have been received, we could adjourn the Special Meeting without a vote on Proposal One and seek to convince the holders of those shares to change their votes to votes in favor of the approval of Proposal One.

The Board of Directors believes that if the number of shares of Common Stock present or represented at the Special Meeting and voting in favor of Proposal One is insufficient to approve that proposal, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve Proposal One.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned. However, if the Special Meeting is adjourned to a date more than 120 days after the date fixed for the original meeting, notice of the adjourned meeting will be given as in the case of the original meeting.

Required Vote

The affirmative vote of the holders of a majority of votes cast at the Special Meeting is required for approval of the proposal to adjourn the Special Meeting. Accordingly, abstentions and broker-non votes will have no effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE ARTICLES.

OWNERSHIP OF STOCK

Security Ownership of Certain Beneficial Owners

The following table sets forth as of November 12, 2008 (unless otherwise noted), certain information with respect to the persons known by us to beneficially own more than five percent of outstanding shares of Common Stock.

Name and Address	Number of Shares		Percent of Class (%)
James R. Wilkins, III 1016 Lake St. Clair Drive Winchester, Virginia 22603	199,670	(1)	6.83%

(1)	Amounts presented include 97,127 shares of Common Stock that Mr. Wilkins beneficially owns indirectly through family members and affiliated companies.

Security Ownership of Management

The following table sets forth, as of November 12, 2008, certain information with respect to the beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the “named executive officers” identified in our proxy statement for the 2008 Annual Meeting of Shareholders and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

The business address for our directors and executive officers is 112 West King Street, Strasbourg, Virginia 22657.

Stock Ownership Table

Name	Shares of Common Stock Beneficially Owned (1)		Percent of Class (%)
Douglas C. Arthur	19,909	(2)	*
M. Shane Bell	100		*
Marshall J. Beverley, Jr.	6,561		*
Byron A. Brill	60,680	(2)	2.08%
Elizabeth H. Cottrell	48,406	(3)	1.66%
James A. Davis	4,740	(2)	*
Dennis A. Dysart	2,210		*
Christopher E. French	24,985	(2)(4)	*
J. Andrew Hershey	572		*
John K. Marlow	61,598	(2)(3)	2.11%
W. Allen Nicholls	25,024		*
Henry L. Shirkey	1,510		*
Gerald F. Smith, Jr.	9,000
Harry S. Smith	48,170	(3)	1.65%
James R. Wilkins, III	199,670	(2)	6.83%

All executive officers and directors as a group (16 persons)	421,939	(2)(3)	14.44%

*	Indicates that holdings amount to less than 1% of the issued and outstanding Common Stock.

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)	Amounts presented include shares of Common Stock that the individuals beneficially own indirectly through family members and affiliated companies and other entities, as follows: Mr. Arthur, 268; Dr. Brill, 11,568; Dr. Davis, 1,405; Mr. French, 19,305; Mr. Marlow, 12,600; and Mr. Wilkins, 97,127.

(3)	Amounts presented include 45,598 shares of Common Stock held in the First National Corporation Employee Stock Ownership Plan and Trust (the “ESOP”). Mrs. Cottrell and Messrs. Marlow and Smith serve as trustees of the ESOP and have certain voting and dispositive powers with respect to such shares.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2009 Annual Meeting of Shareholders must cause such proposal to be received, in proper form, at our principal executive offices at 112 West King Street, Strasburg, Virginia 22657, no later than December 9, 2008, in order for the proposal to be considered for inclusion in our Proxy Statement for that meeting. We presently anticipate holding the 2009 Annual Meeting of Shareholders on May 12, 2009.

Our Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the meeting. Based upon an anticipated date of May 12, 2009 for the 2009 Annual Meeting of Shareholders, we must receive such notice no later than March 13, 2009 and no earlier than February 11, 2009. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor, and other specified matters regarding the shareholder giving the notice. Any shareholder may obtain a copy of our Bylaws, without charge, upon written request to our Secretary.

FORWARD LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	the Company may be adversely affected by economic conditions in the market area;

•	successful management of credit risk including certain concentrations in loans secured by real estate;

•	risks inherent in the loan portfolio such as repayment risks, fluctuating collateral values and concentrations;

•	the adequacy of the allowance for loan losses related to changes in general economic and business conditions in the market area;

•

reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	the ability to raise capital as needed;

•

competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital, liquidity and other resources;

•	the ability to successfully manage and implement balance sheet growth strategies;

•	the successful management of interest rate risk;

•	reliance on the management team, including the ability to attract and retain key personnel; and

•	the limited trading market in our Common Stock.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Special Meeting. However, if other matters do properly come before the Special Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

FINANCIAL INFORMATION

Upon receipt of a written request of any person who, on the record date, was record owner of shares of Common Stock or who represents in good faith that he or she was on such date the beneficial owner of shares of Common Stock entitled to vote at the Special Meeting, we will furnish to such person, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007 and its quarterly reports on Form 10-Q and the exhibits thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Any such request should be made in writing to M. Shane Bell, Chief Financial Officer, First National Corporation, 112 West King Street, Strasburg, Virginia 22657. The Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q are not part of the proxy solicitation materials.

Appendix A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FIRST NATIONAL CORPORATION

~~(restated in electronic format only as of March 30, 2005)~~

1. The name of the corporation is

FIRST NATIONAL CORPORATION.

2. The purpose of the corporation is to conduct any business not required to be specifically stated herein.

3. The aggregate number of shares of stock which the Corporation shall have authority to issue and the par value per share is as follows:

Class	Number of Shares	Par Value
Common Stock	8,000,000	$1.25
Preferred Stock	1,000,000	$1.25

4. No stockholder shall have the preemptive right to subscribe to additional shares of capital stock of the corporation or to securities convertible into such shares or to options, warrants or rights to subscribe to such shares.

5. Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established , and to provide for the issuance thereof.

~~5. The initial number of the directors shall be ten. Their names and addresses are:~~

Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the Commission articles of amendment as required by law, and the Commission shall have issued a certificate of amendment.

~~Name~~	~~Address~~
~~Douglas C. Arthur~~	~~RFD 3 Strasburg, Virginia 22657~~

~~Noel M. Borden~~	~~111 South Massanutten Street Strasburg, Virginia 22657~~

~~Name~~	~~Address~~
~~Byron A. Brill~~	~~Route 1, Box 38 A Stephens City, Virginia 22655~~

~~James J. Crawford~~	~~117 High Street Strasburg, Virginia 22657~~

~~Warren B. French, Jr.~~	~~Ox Road Edinburg, Virginia 22824~~

~~George S. Hinkins, Jr.~~	~~East Buttercup Strasburg, Virginia 22657~~

~~Edward L. Hopewell~~	~~West Queen Street Strasburg, Virginia 22657~~

~~Ronald F. Miller~~	~~3484 Forest Ridge Road Winchester, Virginia 22601~~

~~Charles Platt~~	~~Brown Street Strasburg, Virginia 22657~~

~~Donald E. Sager~~	~~RFD 2 Strasburg, Virginia 22657~~

~~6. The initial registered office of the corporation shall be located at 100 West King Street, Strasburg, Virginia, in the County of Shenandoah, and the initial registered agent shall be Ronald F. Miller, who is a resident of Virginia and a director of the corporation and whose business address is the same as the address of the initial registered office of the corporation.~~

6. Except as otherwise fixed by any articles of amendment adopted by the Board of Directors pursuant to Section 5 relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation.

7. No director of the corporation shall be removed from his office as a director except by the affirmative vote of the holders of 80 percent of the shares of the corporation’s capital stock, issued, outstanding and entitled to vote. The provisions shall in no way restrict the right of the Board of Directors to prescribe mandatory retirement ages for Directors and/or Officers, by appropriate amendment to the Bylaws, as the needs of the corporation shall from time to time require.

8. Except as set forth below, the affirmative vote of holders of 80 percent of the shares of the corporation’s stock, issued, outstanding and entitled to vote shall be required to approve any of the following:

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(a) any merger or consolidation of the corporation with or into any other corporation; or

(b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the corporation pursuant to a vote of shareholders; or

(c) any issuance of shares of the corporation that results in the acquisition of control of the corporation by any person, firm or corporation or group of one or more thereof that previously did not control the corporation; or

(d) any sale, lease, exchange, mortgage, pledge or other transfer, in one transaction or a series of transactions, of all, or substantially all, of the assets of the corporation to any other corporation, person or entity; or

(e) the adoption of a plan for the liquidation or dissolution of the corporation proposed by any other corporation, person or entity; or

(f) any proposal in the nature of a reclassification or reorganization that would increase the proportionate voting rights of any other corporation, person or entity; or

(g) any transaction similar to, or having similar effect as, any of the foregoing transactions,

if, in any such case, as the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 5 percent of the shares of capital stock of the corporation issued, outstanding and entitled to vote.

If any of the transactions identified above in this Section 8 is with a corporation, person or entity that is not the beneficial owner, directly or indirectly, of more than 5 percent of the shares of capital stock of the corporation issued, outstanding and entitled to vote, then the affirmative vote of holders of more than two-thirds of the shares of the corporation’s capital stock issued, outstanding and entitled to vote shall be required to approve any of such transactions.

The Board of Directors of the corporation shall have the power and duty to determine, for purposes of this Section 8, on the basis of information known to the Board, if and when such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 5 percent of the shares of capital stock of the corporation issued, outstanding and entitled to vote and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified above in this Section 8. Any such determination shall be conclusive and binding for all purposes of this Section 8. The provisions of this Section 8 shall not apply to any transaction which is approved in advance by a majority of those Directors (a) who were Directors before the corporation, person or entity acquired beneficial ownership of 5 percent or more of the shares of

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capital stock of the corporation and who are not affiliates of such corporation, person or entity and (b) who became Directors at the recommendation of the Directors referred to in (a) above.

9. The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the depositors, employees, suppliers, customers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located, the business reputation of the other party, and the Board of Directors’ evaluation of the then value of the corporation in a freely negotiated sale and of the future prospects of the corporation as an independent entity.

10. Each Director and Officer shall be indemnified by the corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such a Director or Officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the extent not prohibited by applicable law. If the determination is to be made by the Board of Directors, it in determining what indemnification is required by the foregoing sentence, the Board of Directors may rely, as to all questions of law, on the advice of independent counsel. Every reference herein to Director or Officer shall include every Director or Officer or former Director or Officer of the corporation and every person who may have served at its request as a Director or Officer of another corporation in which the corporation owns shares of stock or of which it is a creditor or, in case of non-stock corporation to which the corporation contributes and, in all of such cases, his executors and administrators. The right of indemnification hereby provided shall not be exclusive of any other rights to which any Director or Officer may be entitled. In any proceeding brought by a shareholder in the right of the corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against any Officer or Director arising out of a single transaction, occurrence or course of conduct shall not exceed the sum of One Dollar ($1.00), provided, however, that this limitation shall not apply to liability for willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

11. The provisions of Sections 7 through 11 of these Articles may not be amended, nor shall any amendment be adopted that is inconsistent with any of the provisions of such Sections 7 through 11 hereof except upon the affirmative vote of the holders of at least 80 percent of the shares of the corporation’s capital stock, issued, outstanding and entitled to vote.

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FIRST NATIONAL CORPORATION

112 West King Street, Strasburg, Virginia 22657

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. The undersigned hereby constitutes Byron A. Brill, W. Allen Nicholls and Elizabeth H. Cottrell or any of them, attorneys and proxies, with power of substitution in each, to act for the undersigned with respect to all shares of Common Stock of First National Corporation (the “Corporation”) held of record by the undersigned on November 12, 2008 at the Special Called Meeting of Shareholders to be held at the Millwood Station, 252 Costello Drive, Winchester, Virginia on January 20, 2009, at 9:30 a.m., or any adjournment thereof, for the following purposes:

1.	To act on a proposed amendment and restatement of our Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock;

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote “FOR” the amendment.

2.	To act on a proposal to adjourn the special meeting to allow time for further solicitation of proxies, in the event there are insufficient votes represented in person or by proxy at the special meeting to approve the amendment proposal;

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote “FOR” the proposal.

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

(Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ITEM 1 AND ITEM 2 AND ON OTHER MATTERS BY THE PROXY AGENTS IN ACCORDANCE WITH THEIR BEST JUDGMENT.

Date: _____/______/ 2008

Sign Here

Sign Here

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        (If signing as Attorney, Administrator, Executor,

        Guardian or Trustee, please add your title as such.)

PLEASE MARK, SIGN EXACTLY AS YOUR NAME APPEARS ON CERTIFICATE, DATE AND RETURN PROMPTLY. JOINT OWNERS MUST EACH SIGN.